Exhibit 10.2

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of November 14, 2013, by and among JGWPT Holdings Inc., a Delaware corporation (the “Corporation”), JLL JGW Distribution LLC, a Delaware limited liability company, JGW Holdco, LLC, a Delaware limited liability company (JLL JGW Distribution LLC and JGW Holdco LLC being hereinafter collectively referred to as “JLL”), Candlewood Special Situations Fund L.P., a Delaware limited partnership, R3 Capital Partners Master, L.P., a Cayman Islands exempted limited partnership, The Royal Bank of Scotland PLC, a public limited company incorporated in Scotland, DLJ Merchant Banking Funding, Inc., a Delaware corporation, PGHI Corp., a Delaware corporation (“PGHI”), David Miller, Randi Sellari, and Stefano Sola (together with JLL, the “Principals”), and, to the extent described herein, JLL Fund V AIF II, L.P., a Delaware limited partnership (together with any of its assignees or designees, the “JGW Holdings Shareholder”) and the shareholders of PGHI (together with any of their respective assignees or designees, the “PGHI Shareholders”).

RECITALS:

WHEREAS, the Corporation is offering for sale to the public, pursuant to a registration statement on Form S-1 (333-191585), shares of the Corporation’s Class A common stock, par value $0.00001 per share (“Class A Shares”), through a syndicate of underwriters (the “Initial Public Offering”);

WHEREAS, pursuant to that certain Amended and Restated Limited Liability Company Agreement of JGWPT Holdings, LLC, a Delaware limited liability company (“JGWPT LLC”), dated as of November 13, 2013 (the “LLC Agreement”), by and among the Corporation and the Members, the Members have the right under certain circumstances to exchange certain membership interests in JGWPT LLC designated as “Common Interests” (the “Interests”), together (in some cases) with an equal number of shares of Class B common stock, par value $0.00001 per share, of the Corporation (“Class B Shares”, which Class B shares shall be redeemed for their par value), for, in the case of the Members other than PGHI, Class A Shares or, in the case of PGHI, shares of Class C common stock, par value $0.00001 per share, of the Corporation (“Class C Shares”), in each case, subject to JGWPT LLC’s right to substitute cash in lieu of such Class A shares or Class C Shares at its option  (each such case, an “Exchange”);

WHEREAS, pursuant to the LLC Agreement, JLL has the right, subject to certain conditions, to elect that JGW Holdings Inc., a Delaware corporation (“JGW Holdings”), merge with a wholly owned subsidiary of the Corporation (the “JGW Holdings Merger”) in a transaction intended to be treated as a reorganization under Section 368(a) of the Code, with the JGW Holdings Shareholder receiving Class A Shares in such merger;

WHEREAS, pursuant to the LLC Agreement,  PGHI has the right, subject to certain conditions, to elect that PGHI merge with a wholly-owned subsidiary of the Corporation in a transaction intended to be treated as a reorganization under Section 368 of the Code, or to effectuate another tax-free transaction with the Corporation under Sections 351 or 368 of the Code, with the PGHI Shareholders receiving Class A Shares or Class C Shares in such transaction at their election (each, the “PGHI Merger”);

WHEREAS, JGWPT LLC and each of its direct or indirect subsidiaries (that is owned through a chain of pass-through entities) that is a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange occurs, which election will result in an adjustment to the Corporation’s share of the tax basis of the assets owned by JGWPT LLC and certain of its subsidiaries as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom;

WHEREAS, immediately prior to the consummation of the Initial Public Offering, the Corporation will become the managing member of JGWPT LLC and exercise control of JGWPT LLC, including of its business and affairs; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges, the JGW Holdings Merger, the PGHI Merger and any payments made hereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the LLC Agreement.

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Covered Tax matters and not an Affiliate of the Corporation, selected by the Corporation.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the Principals and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Principals or the JGW Holdings Shareholder, as applicable.

“Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble.

“Amended Tax Benefit Schedule” is defined in Section 2.3(b) of this Agreement.

“Attributable”: The portion of any Realized Tax Benefit of the Corporation that is “Attributable” to any present or former Member other than the Corporation, or to the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and the Section 381 Attributes, the PGHI Section 381 Attributes and the Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(i)                                   Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to an Exchange Asset is Attributable to a Member to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by such Member bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by all Members.

(ii)                                Any Realized Tax Benefit arising from the use of a Section 381 Attribute is Attributable to the JGW Holdings Shareholder,

(iii)                             Any Realized Tax Benefit arising from the use of a PGHI Section 381 Attribute is Attributable to the PGHI Shareholders, and

(iv)                            Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person (whether a Member, the JGW Holdings Shareholder or the PGHI Shareholders) that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon).

“Attribute Limitation” is defined in Section 2.2(a) of this Agreement.

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of the tax basis of the Exchange Assets (i) under Sections 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local income and franchise tax law (in situations where, following an Exchange, JGWPT LLC remains in existence as an entity for Tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local income and franchise tax law (in situations where, as a result of one or more Exchanges, JGWPT LLC becomes an entity that is disregarded as separate from its owner for Tax purposes), in each case as a result of any Exchange and any payments made under this Agreement.

“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii)

investment power, which includes the power to dispose, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have a correlative meaning.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Change of Control” means the occurrence of any of the following events:

1.             any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto (excluding (i) any group of Persons, which, if it includes any Member or any of its Affiliates, includes all the Members, and (ii) any group of Persons which includes the JGW Holdings Shareholder) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities;

2.             the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the date of the consummation of the Initial Public Offering and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the board of directors of the Corporation or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the date of the consummation of the Initial Public Offering or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause 2;

3.             there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation (including JGWPT LLC) with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation;

4.             the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of assets of JGWPT LLC), other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause 2 and clause 3(x) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Shares” is defined in the recitals.

“Class B Shares” is defined in the recitals.

“Class C Shares” is defined in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor U.S. federal income tax statute and the corresponding provisions thereof).

“Corporation” is defined in the preamble.

“Covered Taxes” means any taxes imposed under Subtitle A of the Code or any other provision of U.S. federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code) and U.S. state and local income and franchise taxes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for any Covered Tax.

“Early Termination Date” is the last day of the Taxable Year in which an Early Termination Notice is given.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” means, for any Principal, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, as of the date of an Early Termination Notice, a payment equal to the present value, discounted at the Termination Rate, of all Tax Benefit Payments that would be required to be paid by the Corporation to such Principal,

JGW Holdings Shareholder or PGHI Shareholders, as the case may be, beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

“Exchange” is defined in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Assets” means the assets owned by JGWPT LLC and each of its direct or indirect subsidiaries that are treated as pass-through entities (but only if such indirect subsidiaries are held only through subsidiaries treated as pass-through entities) for U.S. federal income tax purposes as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Basis Schedule” is defined in Section 2.1(b) of this Agreement.

“Exchange Date” means the date on which an Exchange is effected.

“Expert” is defined in Section 7.2(a) of this Agreement.

“Governmental Entity” means any U.S. federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other domestic governmental authority or instrumentality.

“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have at such time if no Basis Adjustments had been made as a result of any Exchange, as the case may be.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation using the same methods, elections, conventions and similar practices used on the actual Tax Returns of the Corporation, but (i) using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset, (ii) excluding any deduction attributable to the Imputed Interest and (iii) excluding any deductions or other offsets arising from the use of the Section 381 Attributes or the PGHI Section 381 Attributes.   For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Covered Tax item that is attributable to the Basis Adjustment, Imputed Interest, Section 381 Attributes or PGHI Section 381 Attributes.

“Imputed Interest” and “Imputed Principal” means the portion of a payment treated as interest or principal, as applicable, under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the applicable U.S. state or local income or franchise tax law with respect to the Corporation’s payment obligations to the Principals, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, under this Agreement.

“Interests” is defined in the recitals.

“IRS” means the U.S. Internal Revenue Service.

“JGW Holdings” is defined in the recitals.

“JGW Holdings Allocable Share” means the quotient (expressed as a percentage) obtained by dividing (x) the JGW Holdings Shareholder Realized Tax Benefit Amount, by (y) the sum of (i) the JGW Holdings Shareholder Realized Tax Benefit Amount, (ii) the sum of all Member Realized Tax Benefit Amounts and (iii) the PGHI Shareholders Realized Tax Benefit Amount.

“JGW Holdings Merger” is defined in the recitals.

“JGW Holdings Shareholder” is defined in the preamble.

“JGW Holdings Shareholder Realized Tax Benefit Amount” means, in the event that the JGW Holdings Merger has been effected, for any Taxable Year that includes or begins after the date of the JGW Holdings Merger, the amount of the Realized Tax Benefit that is Attributable to the JGW Holdings Shareholder for such Taxable Year.

“JGW Holdings Shareholder Representative” means such person as may be appointed by the limited partners of JLL Fund V AIF II, L.P. to act on behalf of such limited partners for purposes of this Agreement.

“JGWPT LLC” is defined in the recitals.

“JLL” is defined in the preamble.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC Agreement” is defined in the recitals.

“Material Breach” means (i) the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due, (ii) the failure to honor any other material obligations required hereunder to the extent not cured within 30 days of notice by any Principal that is materially prejudiced by such failure, or (iii) the Corporation makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for the Corporation or any substantial part of its property, commences any proceeding relating to the Corporation under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against the Corporation any such proceeding which remains undismissed for a period of 30 days, or the Corporation by any act indicates its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or any trustee for the Corporation or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days.  The date of a Material Breach means the date that such failure, assignment, filing, etc. occurs without regard to any cure period.

“Member” means a member of JGWPT LLC other than the Corporation.

“Member Allocable Share” means with respect to each Member, for any Taxable Year, the quotient (expressed as a percentage) obtained by dividing (x) such person’s Member Realized Tax Benefit Amount, by (y) the sum of (i) the sum of all Member Realized Tax Benefit Amounts, (ii) the JGW Holdings Shareholder Realized Tax Benefit Amount and (iii) the PGHI Shareholders Realized Tax Benefit Amount.

“Member Realized Tax Benefit Amount” means, for any Member and Taxable Year, the amount of the Realized Tax Benefit that is Attributable to such Member for such Taxable Year, taking into account only Exchanges made by such Member in such Taxable Year or all prior Taxable Years.

“Other Members” means all Members, other than the Principals.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“PGHI Allocable Share” means the quotient (expressed as a percentage) obtained by dividing (x) the PGHI Shareholders Realized Tax Benefit Amount, by (y) the sum of (i) the PGHI Shareholders Realized Tax Benefit Amount, (ii) the JGW Holdings Shareholder Realized Tax Benefit Amount and (iii) the sum of all Member Realized Tax Benefit Amounts.

“PGHI Merger” is defined in the recitals.

“PGHI Section 381 Attributes” is defined in Section 2.2(a) of this Agreement.

“PGHI Shareholders” is defined in the preamble.

“PGHI Shareholders Realized Tax Benefit Amount” means, in the event that the PGHI Merger has been effected, for any Taxable Year that includes or begins after the date of the PGHI Merger, the amount of the Realized Tax Benefit that is Attributable to the PGHI Shareholders for such Taxable Year.

“PGHI Shareholders’ Representative” means such person as may be appointed by the  PGHI Shareholders to act on their behalf  for purposes of this Agreement.

“Principal Allocable Share” means with respect to each Principal, and in connection with any Tax Benefit Payment for any Taxable Year, the sum of

(x) such Principal’s Member Allocable Share, and

(y) the product of (I) such Principal’s Residual Sharing Percentage, and (II) the sum of all Member Allocable Shares for all Other Members.

“Principals” is defined in the preamble.

“Proceeding” means a suit, action or proceeding relating to this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual Tax liability for Covered Taxes of the Corporation for such Taxable Year calculated in accordance with the applicable principles set forth in Section 2.3(c) hereof; provided, however, that, for the avoidance of doubt, (i) for any Taxable Year in which the Hypothetical Tax Liability is a negative number, the Realized Tax Benefit for such Taxable Year shall be zero and (ii) if the actual Tax liability for Covered Taxes is a negative number, and the Hypothetical Tax Liability is a positive number, the actual Tax liability for Covered Taxes shall be deemed to equal zero for purposes of  calculating the amount of the Realized Tax Benefit for such Taxable Year.  If all or a portion of the actual Tax liability for Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit or the Realized Tax Detriment unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual Tax liability for the Covered Taxes of the Corporation over the Hypothetical Tax Liability for such Taxable Year calculated in accordance with the applicable principles set forth in Section 2.3(c) hereof; provided, however, that, for the avoidance of doubt, (i)  for any Taxable Year in which the actual Tax liability is a negative number, the Realized Tax Detriment for such Taxable Year shall be zero and (ii) if the actual Tax liability for Covered Taxes is a negative number, and the Hypothetical Tax Liability is a positive number, the actual Tax liability for Covered Taxes shall be deemed to equal zero for purposes of calculating the amount of the Realized Tax Benefit for such Taxable Year. If all or a portion of the actual Tax liability arises as a result of an audit by a Taxing Authority of any Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.2(a) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.2 of this Agreement.

“Residual Sharing Percentage” means, for each Principal, the percentage set forth on Appendix A.

“Section 381 Attributes” is defined in Section 2.2(a) of this Agreement.

“Section 381 Attribute Schedule” is defined in Section 2.2(b) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Obligations” means principal, interest or other amounts due and payable in respect of any debt of the Corporation for borrowed funds.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Tax Return” means any return or filing required to be made with respect to Covered Taxes, including amended returns, for any Taxable Year with any Taxing Authority.

“Taxing Authority” means the IRS and any state or local Governmental Entity responsible for the administration of Covered Taxes.

“Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means as of any Valuation Date, the assumptions that:

1.                                      The Corporation will have income that exceeds the amount of any increase in deductions that may be derived from the Basis Adjustment, the amount of available Section 381 Attributes and the amount of available PGHI Section 381 Attributes (in each case, subject to any Attribute Limitations), and the Imputed Interest throughout the relevant period for purposes of all Covered Taxes.

2.                                      There will be no change in the applicable rates of any Covered Taxes throughout the relevant period, except to the extent such changes have already been enacted into law.

3.                                      All taxable income of the Corporation will be subject to the maximum applicable rates for Covered Taxes throughout the relevant period.

4.                                      Any loss carryovers or carrybacks generated by the Basis Adjustment or the Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments made under this Agreement), the use of the Section 381 Attributes, or the use of the PGHI Section 381 Attributes and available as of the date of the Early Termination Notice will be utilized by the Corporation on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers or carrybacks, and taking into account any limitations on use of those attributes under Sections 382, 384 or similar provisions of the Code.

5.                                      Any non-amortizable assets are deemed to be disposed of on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date.

6.                                      If an Early Termination is effected prior to an Exchange of all Interests, such remaining Interests that are not exchanged as of the Early Termination Date shall be treated as sold in an Exchange occurring on the Early Termination Date.

“Valuation Date” means the date of an Early Termination Notice for purposes of determining an Early Termination Payment.

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT

Section 2.1                                    Basis Adjustment Attributable to an Exchange.

(a)                                 [Intentionally omitted]

(b)                                 Exchange Basis Schedule Generally.  Within 90 calendar days after filing its U.S. federal income Tax Return for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver (or cause JGWPT LLC to deliver) to each Principal that effected an Exchange during such Taxable Year a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the actual tax basis of the Exchange Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Exchange Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to changes by the relevant Principal, (iii) the period or periods, if any, over which such Exchange Assets are amortizable or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable or depreciable.  At the time the Corporation delivers (or causes JGWPT LLC to deliver) the Exchange Basis Schedule to a Principal, it shall (x) deliver (or cause JGWPT LLC to deliver) to such Principal schedules and work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and an Advisory Firm Letter supporting such Exchange Basis Schedule and (y) allow such Principal reasonable access to the appropriate representatives at the Corporation, JGWPT LLC and the Advisory Firm in connection with its review of such schedule.  The Exchange Basis Schedule shall become final and binding on the parties unless any Principal, within 30 calendar days after receiving such Exchange Basis Schedule, provides the Corporation with notice of a material objection to such Exchange Basis Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such notice was delivered to the Corporation, the Corporation and the Principals shall employ the Reconciliation Procedures.

(c)                                  Amendments to an Exchange Basis Schedule.  An Exchange Basis Schedule may be amended from time to time by the Corporation (i) in connection with a Determination, (ii) to correct inaccuracies to the original Exchange Basis Schedule identified or agreed to by the Corporation after the date of the Exchange as a result of the receipt of additional information, (iii) to comply with the expert’s determination under the Reconciliation Procedures or (iv) to take into account payments made pursuant to this Agreement.  At the time the Corporation delivers such amended Exchange Basis Schedule to a Principal, it shall (x) deliver to such Principal schedules and work papers providing reasonable detail regarding the preparation of the amended Exchange Basis Schedule and an Advisory Firm Letter supporting such amended Exchange Basis Schedule and (y) allow such Principal reasonable access to the appropriate representatives at the Corporation, JGWPT LLC and the Advisory Firm in connection with its review of such schedule.  The amended Exchange Basis Schedule shall become final and binding on the parties unless any Principal, within 30 calendar days after receiving such amended Exchange Basis Schedule, provides the Corporation with notice of a material objection to such amended Exchange Basis Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and the Principals shall employ the Reconciliation Procedures.

Section 2.2                                    Tax Attributes Succeeded to Under Section 381.

(a)                                 Consequences of the JGW Holdings Merger and the PGHI Merger.  Pursuant to the LLC Agreement, JLL has the right, subject to certain conditions, to effect the JGW Holdings Merger.  The parties hereto acknowledge that (i) JGW Holdings may have certain tax attributes (including but not limited to losses, deductions, credits or items of income the recognition of which was deferred pursuant to Section 108(i) of the Code) at the time of such JGW Holdings Merger to which the Corporation could succeed in the JGW Holdings Merger under Section 381(a) of the Code or similar provisions of U.S. federal, state or local income and franchise tax law.  The term “Section 381 Attributes” as used herein refers to the amount by which the aggregate of those items of loss, deduction or credit exceeds the amount of income, the recognition of which was deferred pursuant to Section 108(i) of the Code, that has not been taken into income by JGW Holdings at the time of the JGW Holdings Merger.  Further, pursuant to the LLC Agreement, PGHI has the right, subject to certain conditions, to effect the PGHI Merger.  The parties hereto further acknowledge that (i) PGHI may have certain tax attributes (including but not limited to losses, deductions, or credits) at the time of such PGHI Merger to which the Corporation could succeed in the PGHI Merger under Section 381(a) of the Code or similar provisions of U.S. federal, state or local income and franchise tax law.  For this purpose, the term “PGHI Section 381 Attributes” with respect to PGHI shall refer to the amount by which the aggregate items of loss, deduction or credit of PGHI at the time of the PGHI Merger exceeds the remaining net aggregate built-in gain on Section 704(c) property within the meaning of Treas. Reg. Section 1.704-3(a)(3) (and taking into account Section 704(c) of the Code and any regulations promulgated thereunder) with respect to PGHI as a result of the acquisition of Orchard Acquisition LLC.  The parties further acknowledge that, in the event that either the JGW Holdings Merger or the PGHI Merger is effected, the Corporation’s ability to utilize the Section 381 Attributes or the PGHI Section 381 Attributes to offset its taxable income or to reduce its Tax payments may be limited under Sections 382, 383 and 384 of the Code or similar provisions of U.S. federal, state or local income and franchise tax law (the “Attribute Limitations”).

(b)                                 Section 381 Attribute Schedule Generally.  In the event that either of JLL elects to effect the JGW Holdings Merger, or PGHI elects to effect the PGHI Merger,

within 90 calendar days after filing its U.S. federal income Tax Return for the year in which either of the JGW Holdings Merger or the PGHI Merger occurred, the Corporation shall deliver (or cause JGWPT LLC to deliver) to the JGW Holdings Shareholder and/or the PGHI Shareholders, as the case may be, a schedule (each, a “Section 381 Attribute Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the amount of each Section 381 Attribute or PGHI Section 381 Attribute, separately stated to the extent relevant, (ii) the amount of each Attribute Limitation for the JGW Holdings Shareholder or the PGHI Shareholders, if any, separately stated to the extent relevant, and (iii) the amount of any “net unrealized built-in gain” or “net unrealized built-in loss” as defined in Section 382(h)(3) of the Code for each of JGW Holdings and PGHI.  At the time the Corporation delivers (or causes JGWPT LLC to deliver) the Section 381 Attribute Schedule to the JGW Holdings Shareholder, or the PGHI Section 381 Attribute Schedule to the PGHI Shareholders, it shall (x) deliver (or cause JGWPT LLC to deliver) to the JGW Holdings Shareholder or the PGHI Shareholders schedules and work papers providing reasonable detail regarding the preparation of each Section 381 Attribute Schedule and an Advisory Firm Letter supporting each such Section 381 Attribute Schedule and (y) allow the JGW Holdings Shareholder and the PGHI Shareholders reasonable access to the appropriate representatives at the Corporation, JGWPT LLC and the Advisory Firm in connection with its review of such schedule.  Each Section 381 Attribute Schedule shall become final and binding on the parties unless the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, within 30 calendar days after receiving their respective Section 381 Attribute Schedule, provides the Corporation with notice of a material objection to such Section 381 Attribute Schedule made in good faith and in reasonable detail.  If the Corporation and the JGW Holdings Shareholder, or the Corporation and the PGHI Shareholder, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such notice was delivered to the Corporation, the Corporation and the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, shall employ the Reconciliation Procedures.

(c)                                  Amendments to Section 381 Attribute Schedule.  Each Section 381 Attribute Schedule may be amended from time to time by the Corporation (i) in connection with a Determination, (ii) to correct inaccuracies to the original Section 381 Attribute Schedule identified after the date of the JGW Holdings Merger or the PGHI Merger as a result of the receipt of additional information or (iii) to comply with the expert’s determination under the Reconciliation Procedures.  At the time the Corporation delivers such amended Section 381 Attribute Schedule to the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, it shall (x) deliver to the JGW Holdings Shareholder or the PGHI Shareholders schedules and work papers providing reasonable detail regarding the preparation of the relevant amended Section 381 Attribute Schedule and an Advisory Firm Letter supporting such amended Section 381 Attribute Schedule and (y) allow the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, reasonable access to the appropriate representatives at the Corporation, JGWPT LLC and the Advisory Firm in connection with its review of such schedule.  Each amended Section 381 Attribute Schedule shall become final and binding on the parties unless the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, within 30 calendar days after receiving such amended Section 381 Attribute Schedule, provides the Corporation with notice of a material objection to such amended Section 381 Attribute Schedule made in good faith and in reasonable detail.  If the Corporation and the JGW Holdings Shareholder, or the Corporation and the PGHI Shareholders, in each case, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and the JGW Holdings Shareholder, or the Corporation and the PGHI Shareholders, as the case may be, shall employ the Reconciliation Procedures.

Section 2.3                                    Tax Benefit Schedule.

(a)                                 Generally.  Within 90 calendar days after filing its U.S. federal income Tax Return for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment, including for this purpose where a Realized Tax Benefit or Realized Tax Detriment is deemed to equal zero pursuant to the proviso in the definition thereof, the Corporation shall provide (i) to each Principal a schedule showing, in reasonable detail, the calculation of the Corporation’s Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, such Principal’s Member Realized Tax Benefit Amount and the applicable Principal Allocable Share, (ii) to the JGW Holdings Shareholder, in the event that the JGW Merger occurred in such year or a prior Taxable Year,  the JGW Holdings Shareholder Realized Tax Benefit Amount and the JGW Holdings Shareholder Allocable Share and (iii) to the PGHI Shareholders, in the event that the PGHI Merger occurred in such year or a prior Taxable Year, the PGHI Shareholders Realized Tax Benefit Amount and the PGHI Shareholders Allocable Share (the “Tax Benefit Schedule”).  At the time the Corporation delivers the Tax Benefit Schedule to a Principal, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, it shall (i) deliver to such Principal, the JGW Holdings Shareholder or the PGHI Shareholders schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (ii) allow such Principal, the JGW Holdings Shareholder or PGHI Shareholders reasonable access to the appropriate representatives at the Corporation, JGWPT LLC and the Advisory Firm in connection with its review of such schedules.  The Tax Benefit Schedule shall become final and binding on the parties unless any Principal, the JGW Holdings Shareholder or the PGHI Shareholders, within 30 calendar days after receiving such Tax Benefit Schedule, provides the Corporation with notice of a material objection to such Tax Benefit Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after receipt thereof by the Corporation, the Corporation, the Principals, the JGW Holdings Shareholder and the PGHI Shareholders shall employ the Reconciliation Procedures.

(b)                                 Amendments to Tax Benefit Schedule.  A Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Tax Benefit Schedule was provided to the Principals, the JGW Holdings Shareholder or the PGHI Shareholders, (iii) to reflect a change in the Realized Tax Benefit, Realized Tax Detriment, a Member Realized Tax Benefit Amount, a Principal Allocable Share, the JGW Holdings Allocable Share or the PGHI Shareholders Allocable Share for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended tax return filed for such Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures.  At the time the Corporation delivers such an amended Tax Benefit Schedule pursuant to this subsection (b) (an “Amended Tax Benefit Schedule”) to a Principal, the JGW Holdings Shareholder or the PGHI Shareholders it shall (x) deliver to such Principal, the JGW Holdings Shareholder or the PGHI Shareholders schedules and work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter supporting such Amended Tax Benefit Schedule and (y) allow such Principal, the JGW Holdings Shareholder or the PGHI Shareholders reasonable access to the appropriate representatives at the Corporation, JGWPT LLC and the Advisory Firm in connection with its review of such schedule.  Such Amended Tax Benefit Schedule shall become final and binding on the parties unless any Principal, the JGW Holdings Shareholder or the PGHI Shareholders, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides the Corporation with notice of a material objection to such Amended Tax Benefit Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation, the Principals, the JGW Holdings Shareholder and the PGHI Shareholders shall employ the Reconciliation Procedures.

(c)                                  Applicable Principles.  The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual Covered Tax liability of the Corporation for such Taxable Year attributable to the Basis Adjustment, Imputed Interest, the Section 381 Attributes and the PGHI Section 381 Attributes, determined using a “with and without” methodology.  For the avoidance of doubt, the actual Covered Tax liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of the Tax Benefit Payment as additional consideration payable by the Corporation for the Interests acquired in an Exchange, or the assets acquired pursuant to either of the JGW Holdings Merger or the PGHI Merger, as the case may be.  Carryovers or carrybacks of any Covered Tax item attributable to the Basis Adjustment, Imputed Interest, the Section 381 Attributes or the PGHI Section 381 Attributes (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, order of use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Covered Tax item includes a portion that is attributable to the Basis Adjustment, Imputed Interest, the Section 381 Attributes or the PGHI Section 381 Attributes and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.  The parties agree that all Tax Benefit Payments (other than to the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be) (i) will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation, (ii) will have the effect of creating additional Basis Adjustments for the Corporation in the year of payment, and (iii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, with any circularity created in the current year continuing until any incremental current year benefits equal an immaterial amount.

(d)                                 At the time of any Exchange, the Member Representative shall conclude whether the aggregate value of the Tax Benefit Payments can be ascertained with any reasonable certainty for U.S. federal income tax purposes.  Unless there is a Determination to the contrary, the Corporation and the Principals, the JGW Holdings Shareholder, or the PGHI Shareholders, as the case may be, on their own behalf and on behalf of each of their Affiliates, agree to report and cause to be reported for all U.S. purposes, including for purposes of all Covered Taxes and U.S. financial reporting purposes, all payments made under this Agreement in a manner consistent with such conclusion.

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1                                    Payments.

(a)                                 Within five calendar days of the delivery of the Tax Benefit Schedule to the Principals, the JGW Holdings Shareholder or the PGHI Shareholders for any Taxable Year, and, if applicable, within five calendar days of the final determination of the Tax Benefit Schedule pursuant to the procedures set forth in Section 2.3(a), the Corporation shall pay (i) to each Principal, an amount equal to such Principal’s Principal Allocable Share of the Tax Benefit Payment for such Taxable Year, (ii) to the JGW Holdings Shareholder, an amount equal to the JGW Holdings Allocable Share of the Tax Benefit Payment for such Taxable Year and (iii) to the PGHI Shareholders, an amount equal to the PGHI Allocable Share of the Tax Benefit Payment for such Taxable Year.  Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of the Principal, the JGW Holdings Shareholder or the PGHI Shareholders previously designated to the Corporation by such person, and none of the Principals, the JGW Holdings Shareholder or the PGHI Shareholders shall be required to return any portion of any previously made Tax Benefit Payment.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated federal income tax payments.  Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, if the Corporation has not elected to terminate this Agreement pursuant to Sections 4.1 or 4.2, then all Tax Benefit Payments, whether paid with respect to Interests that were exchanged (y) prior to the date of such Change of Control or (z) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (5) and (6), substituting in each case the terms “the date of a Change of Control” for an “Early Termination Date”.

(b)                                 A “Tax Benefit Payment” shall equal 85% of the Corporation’s Realized Tax Benefit, if any, for such Taxable Year,

increased by:

(i)                                     interest calculated at the Agreed Rate from the due date (without extensions) for filing the relevant Tax Return for such Taxable Year); and

(ii)                                  85% of the amount of the excess, if any, of the Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Tax Benefit Schedule for such previous Taxable Year, and decreased by:

(iii)                               an amount equal to 85% of the Corporation’s Realized Tax Detriment (if any) for any previous Taxable Year; and

(iv)                              85% of the amount of the excess, if any, of the Realized Tax Benefit reflected on the Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year;

provided, however, that the amounts described in clauses (ii), (iii) and (iv) shall not be taken into account in determining a Tax Benefit Payment attributable to any Taxable Year to the extent of such amounts were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year.

Section 3.2                                    No Duplicative Payment.  No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.3                                    Pro Rata Payments. If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporation, the Principals, the JGW Holdings Shareholder and the PGHI Shareholders agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV
TERMINATION

Section 4.1                                    Early Termination.  Within 30 days of a Change of Control, the Corporation may terminate this Agreement effective as of the Early Termination Date by paying to each Principal such Principal’s Early Termination Payment, to the JGW Holdings Shareholder, its Early Termination payment, and to the PGHI Shareholders, their Early Termination payment, each as provided in Section 4.3 below.  Upon payment of the Early Termination Payment by the Corporation, the Corporation shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and a Principal, the JGW Holdings Shareholder, or the PGHI Shareholders, as the case may be, as due and payable but unpaid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment).

Section 4.2                                    Early Termination Notice.  To exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Principals and, in the event the JGW Holdings Merger and/or the PGHI Merger has been effected, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, a notice (the “Early Termination Notice”) specifying the Corporation’s intention to exercise its right of termination and showing in reasonable detail the calculation of each Principal’s Early Termination Payment, the JGW Holdings Shareholder’s Early Termination Payment and the PGHI Shareholders Early Termination Payment.  At the time the Corporation delivers the Early Termination Notice to the Principals, the Corporation shall (i) deliver to (x) each Principal schedules and work papers providing reasonable detail regarding the calculation of such Principal’s Early Termination Payment,  (y) the JGW Holdings Shareholder, schedules and work papers providing reasonable detail regarding the calculation of such JGW Holdings Shareholder’s Early Termination Payment, and (z) the PGHI Shareholders, schedules and work papers providing reasonable detail regarding the calculation of such PGHI Shareholders’ Early Termination Payment, in each case,  in a manner consistent with the definition of such term and an Advisory Firm Letter supporting such calculation and (ii) allow a Principal, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be,  reasonable access to the appropriate representatives at the Corporation, JGWPT LLC and the Advisory Firm in connection with its review of such calculation.  The calculation contained in such Early Termination Notice shall become final and binding on the parties unless any Principal, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, within 30 calendar days after receiving such calculation, provides the Corporation with notice of a material objection to such calculation made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such calculation within 30 calendar days after such notice of material objection, the Corporation, and the Principals, the JGW Holdings Shareholder and/or the PGHI Shareholders shall employ the Reconciliation Procedures.

Section 4.3                                    Payment upon Early Termination.  Within 45 calendar days after the delivery to the Principals and, in the event either or both of the JGW Holdings Merger or the PGHI Merger has been effected, the JGW Holdings Shareholder and/or the PGHI Shareholders, as the case may be, of the Early Termination Notice or 10 days after any amendment to the Early Termination Notice (whether pursuant to a notice of material objection, the Reconciliation Procedures or otherwise), the Corporation shall pay to each Principal, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, an amount equal to such Principal’s or such shareholders’ Early Termination Payment.  Such payment shall be made by wire transfer of immediately available funds to a bank account designated by such Principal, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be.

Section 4.4                                    Breach of Agreement.  In the event of a Material Breach, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Material Breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Material Breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Principal, the JGW Holdings Shareholder and/or the PGHI Shareholders, as the case may be, as due and payable but unpaid as of the date of such Material Breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Material Breach. Notwithstanding the foregoing, in the event of a Material Breach, any Principal, the JGW Holdings Shareholder and/or the PGHI Shareholders, as the case may be, shall be entitled to elect to accelerate all obligations due to it hereunder as set forth in (1), (2) and (3), above or to seek specific performance of the terms hereof.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1                                    Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made under this Agreement shall rank subordinate and junior in right of payment to any Senior Obligations and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.2                                    Late Payments by the Corporation.  The amount of all or any portion of a payment not made to any Principal when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such payment was due and payable.

ARTICLE VI

ELECTION; NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1                                    Election to be Filed.  As managing member of JGWPT LLC, the Corporation shall cause JGWPT LLC and each direct or indirect subsidiary (owned through a chain of pass-through entities) of JGWPT LLC that is a partnership for U.S. federal income tax purposes to file an election under Section 754 of the Code effective for such entity’s Taxable Year in which the consummation of the Initial Public Offering occurs (or, if such entity is formed or acquired after such Taxable Year, for the Taxable Year of such formation or acquisition), and shall not cause JGWPT LLC to revoke or cause to be revoked such election until this Agreement is no longer in effect.

Section 6.2                                    Participation In the Corporation Tax Matters.  Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all matters concerning Covered Taxes of the Corporation and JGWPT LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Covered Taxes.  Notwithstanding the foregoing, the Corporation shall notify the Principals, and, in the event either or both of the JGW Holdings Merger or the PGHI Merger has been effected, the JGW Holdings Shareholder and/or the PGHI Shareholders, as the case may be, of, and keep them reasonably informed with respect to, and any Principal, the JGW Holdings Shareholder and/or the PGHI Shareholders shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of the Corporation by a Taxing Authority the outcome of which is reasonably expected to affect such Principal’s or shareholder’s rights under this Agreement.  The Corporation shall provide to the Principals, the JGW Holdings Shareholder and/or the PGHI Shareholders reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of such audits.  The Corporation shall not settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment, the Section 381 Attributes, the PGHI Section 381 Attributes or the deduction of Imputed Interest without the consent of each of the Principals, the JGW Holdings Shareholder and the PGHI Shareholders, which consent any such person shall not unreasonably withhold, condition or delay.

Section 6.3                                    Consistency.  Unless there is a Determination to the contrary or except with the consent of the Corporation and all of the Principals and, in the event that either or both of the JGW Holdings Merger or the PGHI Merger has been effected, the JGW Holdings Shareholder and/or the PGHI Shareholders, as the case may be, the Corporation, the Principals the JGW Holdings Shareholder and/or the PGHI Shareholders, each on their own behalf and on behalf of each of their Affiliates, agree to report and cause to be reported for all U.S. purposes, including for purposes of all Covered Taxes and U.S. financial reporting purposes, all items related to Covered Taxes and this Agreement (including without limitation the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any schedule, letter or certificate required to be provided by or on behalf of the Corporation under this Agreement as such schedule, letter or certificate is modified as a result of the negotiation of the parties pursuant to this Agreement or the Reconciliation Procedures.  In the event that an Advisory Firm is replaced by the Corporation with another firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Corporation and each of the Principals, the JGW Holdings Shareholder and the PGHI Shareholders agree to the use of other procedures and methodologies.

Section 6.4                                    Cooperation.  The Corporation and each Principal and, in the event that either or both of the JGW Holdings Merger and/or the PGHI Merger has been effected, the JGW Holdings Shareholder and/or the PGHI Shareholder, shall (and shall cause its respective Affiliates to) (i) furnish to each other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make its employees and representatives available to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each such Principal, the JGW Holdings Shareholder and the PGHI Shareholders for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1                                    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

JGWPT Holdings Inc.

201 King of Prussia Road, Suite 501

Radnor, PA 19087

Attention:  Stephen A. Kirkwood, Executive Vice President & General Counsel

Telephone:  (484) 434-2350

Fax:  (855) 285-5089

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 North King Street

Wilmington, DE 19801

Attn: Steven J. Daniels, Esq.

Telephone: (302) 651-3240

Fax: (302) 552-3240

and

Reed Smith LLP

1650 Market Street, Suite 2500

Philadelphia, Pennsylvania  19103

Attn:  Lori L. Lasher, Esq.

Telephone: (215) 851-8136

Fax: (215) 851-1420

if to any Principal, the JGW Holdings Shareholder, or the PGHI Shareholders, the address of such Principal, such JGW Holdings Shareholder or such PGHI Shareholders set forth from time to time in the books and records of JGWPT LLC.

Any party may change its address or fax number by giving each party written notice of its new address or fax number in the manner set forth above.

Section 7.2                                    Reconciliation.

(a)                                 In the event that the Corporation and the Principals or, in the event either or both of the JGW Holdings Merger or the PGHI Merger has been effected,  the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, are unable to resolve a disagreement within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation, any Principal, the JGW Holdings Shareholder and/or the PGHI Shareholders or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule, the Section 381 Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the foregoing, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.

(b)                                 The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence.  The Corporation, the Principals, the JGW Holdings Shareholder and the PGHI Shareholders shall each bear their own costs and expenses of such proceeding, unless any Principal, the JGW Holdings Shareholder or PGHI Shareholders has a prevailing position that is more than 10% of the payment at issue, in which case the Corporation shall reimburse such Principal, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be, for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.2 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.2 shall be binding on the Corporation, the Principals, the JGW Holdings Shareholder and the PGHI Shareholders and may be entered and enforced in any court having jurisdiction.

Section 7.3                                    Withholding.  The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Principal, the JGW Holdings Shareholder or the PGHI Shareholders, as the case may be.  Each party will cooperate to minimize withholding obligations, if any, with respect to payments required hereunder.

Section 7.4                                    Admission of the Corporation into a Consolidated Group; Dispositions of Assets to a Corporation.

(a)                                 If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset.  For purposes of this Section 7.4, a transfer of a partnership or limited liability company interest shall be treated as a transfer of the transferring partner’s or member’s share of each of the assets and liabilities of that partnership or limited liability company.

Section 7.5                                    Change in Law.  Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Principal, the JGW Holdings Shareholder or the PGHI Shareholders reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Principal or shareholder upon any Exchange by such Principal or shareholder to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to such Principal or shareholder (a “Change in Tax Law”), then at the election of such Principal or shareholder and to the extent specified by such Principal or shareholder, this Agreement (i) shall cease to have further effect with respect to such Principal or shareholder, (ii) shall not apply to an Exchange by such Principal or shareholder occurring after a date specified by such Principal or shareholder, or (iii) shall otherwise be amended in a manner determined by such Principal or shareholder provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.6                                    Submission to Jurisdiction; Waivers.  Any Proceeding must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Each party to this Agreement irrevocably (i) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; and (ii) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

Section 7.7                                    Amendments.  No amendment to this Agreement shall be effective unless it is (i) in writing, and (ii) signed by the Corporation and each Principal, JGW Holdings Shareholder and PGHI Shareholders affected by such amendment.

Section 7.8                                    Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.9                                    JGW Holdings Shareholder Representative.  In the event that the JGW Holdings Shareholder elects to distribute the Class A Shares received pursuant to the JGW Holdings Merger to the limited partners of the JGW Holdings Shareholder, then actions required to be taken by the JGW Shareholder pursuant to this Agreement and rights capable of being exercised by the JGW Holdings Shareholder pursuant to this Agreement, from and after such assignment, shall be exercisable by the JGW Holdings Shareholder Representative on behalf of such limited partners, as and to the extent such JGW Holdings Shareholder Representative has been appointed by such limited partners.

Section 7.10                             PGHI Shareholders’ Representative.  At any time and from time to time, the PGHI Shareholders may elect a PGHI Shareholders’ Representative, and, upon written notice to the Corporation and the other Principals of such election and the name of the PGHI Shareholders’ Representative, then actions required to be taken by the PGHI Shareholders pursuant to this Agreement and rights capable of being exercised by the PGHI Shareholders pursuant to this Agreement, shall be exercisable by the PGHI Shareholders’ Representative on behalf of the PGHI Shareholders, as and to the extent such PGHI Shareholders’ Representative has been appointed by the PGHI Shareholders.

Section 7.11                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.12                             Successors’ Assignment.

(a)                                 No Principal may assign this Agreement to any person without the prior written consent of the Corporation and each Principal; provided, however, that

(i)                                     to the extent Interests are effectively transferred in accordance with the terms of the LLC Agreement and any other agreements the Principals may have entered into with respect thereto, the transferring Principal may assign to the transferee of such Interests the transferring Principal’s rights under this Agreement with respect to such transferred Interests, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation and each Principal, agreeing to become a “Principal” for all purposes of this Agreement, except as otherwise provided in such joinder,

(ii)                                  to the extent that a Principal assigns its rights under this Agreement pursuant to clause (i) with respect to a transfer to Interests, such Principal shall also assign a proportionate percentage of its rights under this Agreement with respect to Exchanges by Other Members, and Appendix A shall be amended accordingly;

(iii)                               once an Exchange has occurred, any and all payments that may become payable to a Principal pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation and each Principal, and

(iv)                              a Principal may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness.

(b)                                 Similar provisions to subsection (a) above shall apply to the Corporation and the JGW Holdings Shareholder, in the event that the JGW Holdings Merger has been effected.  Further, similar provisions to subsection (a) above shall apply to the Corporation and the PGHI Shareholders, in the event that the PGHI Merger has been effected.

(c)                                  The Corporation may not assign any of its rights, interests or entitlements under this Agreement without the consent of each Principal, not to be unreasonably withheld or delayed.

(d)                                 Subject to subsections (a) , (b) and (c), this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of the Corporation.

Section 7.13                             Remedies; Specific Performance.  The parties hereto acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law.  No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 7.14                             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.15                             Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.16                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation and each Principal have duly executed this Agreement as of the date first written above.

JGWPT HOLDINGS INC.

By:	/s/ Randi K. Sellari
Name: Randi K. Sellari
Title: President

JLL JGW DISTRIBUTION, LLC

By:	/s/ Paul S. Levy
Name: Paul S. Levy
Title: Authorized Person

JGW HOLDCO, LLC

By:	/s/ David Miller
Name: David Miller
Title: Chief Executive Officer

JLL FUND V AIF II, L.P.

By:	JLL ASSOCIATES V, L.P.
Its:	General Partner

By:	JLL ASSOCIATES G.P. V, L.L.C.
Its:	General Partner

By:	/s/ Paul S. Levy
Name: Paul S. Levy
Title: Managing Member

PGHI CORP.

By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

CANDLEWOOD SPECIAL SITUATIONS FUND L.P.
By: Candlewood Investment Group as investment manager

By:	/s/ Michael Lau
Name: Michael Lau
Title: Authorized Signatory

R3 CAPITAL PARTNERS MASTER, L.P.
By: BlackRock Financial Management, LLC, its Investment Manager

By:	/s/ C. Adrian Marshall
Name: C. Adrian Marshall
Title: Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC
By: RBS Securities Inc., its agent

By:	/s/ Jon Weiss
Name: Jon Weiss
Title: Managing Directos

DLJ MERCHANT BANKING FUNDING, INC.

By:	/s/ Kenneth J. Lohsen
Name: Kenneth J. Lohsen
Title: Authorized Officer

/s/ David Miller
David Miller

/s/ Randi Sellari
Randi Sellari

/s/ Stefano Sola
Stefano Sola

APPENDIX A

RESIDUAL SHARING PERCENTAGE

Principal	Percentage
JLL JGW Distribution, LLC	5.819%
JGW Holdco, LLC	51.720%
Candlewood Special Situations Fund L.P.	4.876%
R3 Capital Partners Master, L.P.	1.320%
The Royal Bank of Scotland PLC	2.935%
DLJ Merchant Banking Funding, Inc.	1.997%
David Miller	1.858%
Randi Sellari	1.601%
Stefano Sola	1.023%
PGHI	26.849%
100%